UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 10, 2002

NUI Corporation
(Exact Name of Registrant as Specified in its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

001-6385	22-3708029
(Commission File Number)	(I.R.S. Employer Identification)

550 Route 202-106, P. O. Box 760, Bedminster, New Jersey 07921-0760
(Address of Principal Executive Offices including zip code)

(908) 781-0500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or former Address, if Changed Since Last Report)

Item 4. Changes in Registrant's Certifying Accountant

     On May 10, 2002, NUI Corporation ("NUI") terminated its relationship with its independent public accountants, Arthur Andersen LLP ("Andersen"). The Audit Committee of the Company's Board of Directors is in the final stages of the process to select a successor independent public accounting firm and anticipates that a decision will be made within the next thirty (30) days. As a result of the termination of Arthur Andersen NUI's financial results for the quarter ended March 31, 2002 have not been reviewed by an independent accountant. Once that process has been completed, a formal review of all filings including the information for the period ended March 31, 2002, will be performed by the newly selected audit firm.

     During the Company's two most recent fiscal years, and through the date of this filing, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports on NUI's financial statements for such periods.

     None of the reportable events described under item 3 (a) (1) (v) of Regulation S-K occurred during NUI's two most recent fiscal years, or during any subsequent interim period through May 10, 2002.

     The audit reports issued by Andersen on the consolidated financial statements of NUI as of and for the fiscal years ended September 30, 2001 and September 30, 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     NUI has provided Andersen with a copy of the foregoing disclosures, and a letter from Andersen confirming its agreement with these disclosures is attached as Exhibit 16 to this report.

Item 7.     Financial Statements and Exhibits
(c)	Exhibits

Exhibit 16

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUI CORPORATION

By: /S/ John Kean, Jr.
John Kean, Jr.
President and Chief Executive Officer

Date:  May 10, 2002